Exhibit 3.1

AMENDMENT TO BYLAWS OF IMAGE ENTERTAINMENT, INC.

RESOLVED, that the first sentence of Section 2.5(a) of the Bylaws of Image Entertainment, Inc. is hereby amended to read as follows:

“(a)  At all meetings of stockholders, except where otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.”